TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.23

COMMERZBANK

T E L E F A X

An/To Telefax Nr.+1-516-239-0147

Anzahl Seiten / Total number of Pages 2

An / To:	Von / From:
TBS International Limited Mr. Lawrence A Blatte Mr. Ferdinand V. Lepere 612 East Grassy Sprain Road Yonkers, New York 10710 United States of America	Commerzbank AG Global Shipping Martin Hugger Ness 7 - 9 20457 Hamburg e-mail: martin.hugger@commerzbank.com

Telefax-Nr.: +49-40-36 83-4068 / 4123	Tel.: +49-40-36 83 - 4074	Datum/Date: 28.12.2010
If you receive this fax in error, illegible or not all pages please phone: +49-40-3683 - 4066 or - 4067

Dear Fred and Larry,

We refer to the loan facility agreement dated May 28, 2008 made between yourselves as Borrowers and ourselves as Lenders in which we provide you with a facility of up to USD 12.5 Mio. (the "Facility Agreement") to refinance the m.v. “CARIBE MAIDEN”. Words and expressions defined in the Facility Agreement have the same meaning when used in this letter.

On November 19th, 2009, you have asked for our approval of an extension of the current waiver as documented by letter of March 2, 2009 by another three months.

We are pleased to inform you about our consent to your request. We hereby approve the following adjustment in relation to the Facility Agreement, subject to the following conditions which shall replace those outlined in clause 14.1 and 10.17 respectively of the Facility Agreement up to and including 0000 on April 1, 2010, which means that the existing financial and LtV covenants will be waived up to and including 0000 hours on April 1, 2010 (“Waiver Period”):

➢	Maintenance at all times of Minimum Liquidity (unrestricted cash and cash equivalents), tested monthly, of at least USD 25.0 Mio.

➢
Maintenance on a quarterly basis (on a trailing four quarter test) of minimum EBITDA to Consolidated Interest Charges for such trailing period (EBITDA definition will be amended in a manner to be agreed to address certain impairment charges) of 1.75 :1.00:

➢	Margin to remain at 3.00% p.a. for the duration of the Waiver Period

➢	prepayment of one quarterly repayment rate of USD 1 Million on or before January 5, 2010

➢	Waiver fee of 0.25% flat on the remaining outstanding loan amount of USD 3.5 Million.

➢	equal treatment of with the major creditors

Please confirm your acceptance of the waiver terms and conditions set out in this letter by duly signing, dating and returning to us the enclosed duplicate. By your acceptance, this letter shall be deemed to be an integral part of the Facility Agreement.

Looking forward to hearing from you we remain with best regards

C O M M E R Z B A N K
Aktiengesellschaft

/s/ Martin Hugger	/s/ Kristin Roelver
(Martin Hugger)	(Kristin Roelver)